Exhibit 10.20

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("Agreement"), effective as of the date of the last signature appearing below ("Effective Date"), is by and between LecTec Corporation, a Minnesota corporation, having a principal place of business at 1407 South Kings Highway, Texarkana Texas 75501 ("LecTec"), and Johnson & Johnson Consumer Companies, Inc., a New Jersey corporation with its principal place of business at 199 Grandview Road, Skillman, New Jersey 08558 ("JJCC").  LecTec and JJCC are sometimes referred to herein individually as a "Party" and collectively as "Parties."

RECITALS

WHEREAS LecTec filed suit against JJCC and four other defendants in the United States District Court for the Eastern District of Texas ("the Court"), Civil Action Number 5:08-CV-00130-DF (the "Litigation") alleging, among other things, that the sale of certain Ben Gay® brand patches constituted infringement of LecTec’s United States Patent Nos. 5,536,263 C-1 and 5,741,510 C-1 ("the '263 patent" and "the '510 patent," respectively; collectively, the "Patents-In-Suit");

WHEREAS LecTec is willing to settle the Litigation against JJCC for an amount that is less than what LecTec would consider to be a reasonable royalty in exchange for JJCC willingness to settle the Litigation at a relatively early stage of the process;

WHEREAS JJCC is willing to settle the Litigation for more than it believes it would be obligated to pay to LecTec in order to avoid the anticipated cost of continued litigation;

**
The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b–2 of the Securities Exchange Act of 1934.

WHEREAS LecTec and JJCC now desire to resolve the Litigation, under the terms and conditions hereof, without acknowledgement of liability by any Party; and
**
AGREEMENTS

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Payment to LecTec.  JJCC shall pay LecTec the sum of $1,200,000 within three (3) business days of the Effective Date.   The amount shall be due and owing irrespective of any further developments in the Litigation, including any possible determination that either of the Patents-In-Suit is invalid or unenforceable.  JJCC shall make payment under this Section 1 by wire transfer to:

Receiving Bank Name:	**

Receiving Bank ABA#	**

Beneficiary Account Name:	**

Beneficiary Account Number:	**

Swift:	**

2.           Termination of the Litigation.  Promptly upon LecTec's receipt of an original counterpart of this Agreement, LecTec and JJCC shall cause their representatives to file with the Court an Order of Dismissal to terminate the Litigation against JJCC with prejudice.  The Parties thereafter shall cooperate fully to ensure entry by the Court.

3.           Mutual General Release.

3.1           LecTec, on behalf of itself and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges JJCC, its officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Litigation, and any other matters connected in any way with the making, using, importing, selling or offering to sell Patch Products, as defined herein.  For the avoidance of doubt, "Patch Products," as used in this Agreement shall mean any non-prescription, non-occlusive medicated hydrogel patch product for application to the body to alleviate pain, sold by JJCC or any of its subsidiaries or affiliates anywhere in the world.  LecTec further releases and forever discharges the direct and indirect customers and distributors of JJCC, and any subsidiaries or affiliates of either of them, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with Patch Products sold by JJCC or any of its subsidiaries or affiliates anywhere in the world.  The foregoing release does not extend to any prospective obligations incurred under this Agreement.  Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of JJCC that were in the business of making or selling Patch Products before becoming a successor corporation, assignee, subsidiary or affiliate, including without limitation any of the other defendants in the Litigation.

3.2           JJCC, on behalf of itself and its officers, directors, employees, investors, administrators, predecessor and successor corporations, attorneys, agents, and assigns, hereby fully and forever release, acquit and discharge LecTec, its officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Litigation and any other matters connected in any way with Patch Products sold by JJCC.  JJCC further releases and forever discharges the direct and indirect customers and distributors of LecTec, and any of its subsidiaries or affiliates, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with Patch Products sold by  LecTec or any of its subsidiaries or affiliates anywhere in the world.  The foregoing release does not extend to any prospective obligations incurred under this Agreement.  Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of LecTec that were in the business of making or selling Patch Products before becoming a successor corporation, assignee, subsidiary or affiliate of Lectec.

4.           License Grant by LecTec to JJCC.

4.1           Limited by the exceptions set forth in 4.1a, LecTec hereby grants to JJCC, or any of its subsidiaries, affiliates, controlled entities, subcontractors, manufacturers, importers, direct or indirect customers, distributors or any third party that is involved in the development or manufacture of any product on behalf of JJCC, a fully paid-up, world-wide, non-exclusive and irrevocable license under the (a) the Patents-In-Suit, (b) any patent that claims priority, directly or indirectly, from the Patents-In-Suit (the "Family Patents"), including without limitation U.S. Patent Nos. 6,096,333; 6,096,334, and 6,361,790, or (c) any foreign counterparts of the Patents-In-Suit or any of the Family Patents to make, have made, sell, offer for sale, use, import, export, or otherwise dispose of any apparatus, method, product, component, service, product by process or device associated with JJCC or its subsidiaries, affiliates or other controlled entities, for the past, present and future until the expiration of the last patent described above.  Without limiting the foregoing license in any way, the Parties agree that the foregoing license shall apply to any and all products and processes now or hereafter sold or used by JJCC or its subsidiaries, affiliates or other controlled entities.

4.1a.        The License Grant set forth in paragraph 4.1 excludes (i) "Vapor Patches," over-the-counter patches which emit vapors which, when inhaled, provide relief of cough and cold, and (ii) prescription, non-occlusive, medicated hydrogel patch products for application to the body of a human or animal to alleviate pain and which includes prescription pain medicine in any dosage form.

  4.2         LecTec further grants to JJCC or any of its subsidiaries, affiliates, controlled entities, subcontractors, manufacturers, importers, direct or indirect customers, distributors or any third party that is involved in the development or manufacture of Patch Products on behalf of JJCC, a fully paid-up, world-wide, non-exclusive and irrevocable license under any patents with an effective filing date prior to the date of this Agreement that LecTec currently owns or has an interest in or obtains ownership or an interest in in the future to make, have made, sell, offer for sale, use, import, export, or otherwise dispose of any Patch Product associated with JJCC or its subsidiaries, affiliates or other controlled entities.

4.3           The foregoing licenses shall not apply to sales by JJCC customers of products sold to them by parties other than JJCC, its subsidiaries, affiliates or other controlled entities. The foregoing license shall not apply to future acquired subsidiaries, affiliates or other entities controlled by JJCC that were in the business of making or selling Patch Products  before becoming a subsidiary, affiliate or other entity controlled by JJCC, including without limitation any of the other defendants in the Litigation.  The foregoing license also shall not apply to products sold to non-retail customers by JJCC that are branded or re-branded for re-sale by the non-retail customer; the foregoing license shall apply to "private label" products sold by JJCC, its subsidiaries, affiliates or other controlled entities to direct retailers.

5.           Agreement Regarding Transfer of Patents.  LecTec agrees that it will not assign or otherwise transfer the patents referred to in the License Grant set forth in Paragraph 4 unless and until the transferee agrees in writing to be bound by said licenses and such writing is provided to JJCC.

6.           Agreement Not To Challenge Patents.  JJCC covenants not to challenge or assist in any way in challenging the validity or enforceability of the Patents-In-Suit, any Family Patents or any foreign counterparts of the Patents-In-Suit or any of the Family Patents, so long as none of these patents is asserted against JJCC or any of their subsidiaries, affiliates, or direct or indirect customers or distributors.

7.           Costs.  Each Party shall bear its own costs, expert fees, attorneys' fees and other fees incurred in connection with the Litigation and this Agreement.

8.           Representations and Warranties.   Each Party represents and warrants that (a) it has the full right and power to enter into this Agreement and to grant the covenants and releases referred to herein, (b) there are no outstanding agreements, assignments, options, liens or encumbrances inconsistent with the provisions of this Agreement; and (c) the undersigned has the authority to act on its behalf and on behalf of all who may claim through it to the terms and conditions of this Agreement.

9.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.           Entire Understanding.  This Agreement represents the entire agreement and understanding between the Parties and supersedes and replaces any and all prior agreements and understandings relating to these matters.

11.           Amendments.  This Agreement may only be amended by a written agreement signed by both Parties.

12.           Confidentiality.   The Parties agree that the terms of this Agreement (**) will be described in a Form 8-K to be filed by LecTec with the Securities and Exchange Commission (SEC) within four business days after the Effective Date.  The Parties also agree that this Agreement (**) will be filed with the SEC in March 2010 as an exhibit to LecTec’s Form 10-K for the year ended December 31, 2009, and that LecTec will submit to the SEC at that time a request for confidential treatment of ** which may or may not ultimately be granted by the SEC.   In connection with that request, LecTec will submit a redacted version of the Agreement from which reference to ** has been redacted from the Agreement.  If the SEC does not grant LecTec's request for confidential treatment, LecTec will promptly inform JJCC of that decision and the Parties will cooperate to petition the SEC for reconsideration.      This Agreement shall be confidential between the Parties.  The Parties hereto agree that, except as provided for in this Section, each will not make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, **, without the prior written consent of the other Party (which shall not be unreasonably withheld) as to the content and time of release and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required to make, issue or release by law or by regulatory requirements or by the regulations of national stock exchanges, or by bona fide contractual requirements, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required shall not constitute a breach of this Agreement if (i) the disclosure is no broader than necessary to achieve compliance; and (ii) the disclosing Party shall have given sufficient prior notice (but not less than five (5) business days) to the other Party, to enable the other party to review and comment on the scope and content of the disclosure, and to intervene to protect the confidentiality of the disclosure in such other party’s discretion. LecTec shall not use the name of JJCC, its parent or any of its affiliates, subsidiaries or other controlled entities for advertising or promotional purposes without the prior written consent of JJCC.

13.           Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law provisions thereof.  In the event of any dispute arising under this Agreement, LecTec and JJCC agree to submit themselves to the exclusive jurisdiction of the state or federal courts located in the Eastern District of Texas, and waive any objection on the grounds of lack of personal jurisdiction or venue (forum non conveniens or otherwise) to the exercise of such jurisdiction over either of them by these courts.  Each party waives the right to a trial by jury.

14.           Binding Effect. This Agreement shall be binding upon any party to whom any of the patents subject to the covenant not to sue set forth in Section 4 may be assigned, licensed, or otherwise transferred.

15.           No Assignment or Sublicense by JJCC.  JJCC may not assign or transfer this Agreement, including the rights and obligations thereunder, to any third-party, except in connection with a sale to a third-party of substantially all of  JJCC's assets or the sale of JJCC's Patch Products business, in which case this Agreement may be assigned to the third-party purchaser, but the provisions of Paragraph 4 (license grant) shall only apply to Patch Products offered for sale by JJCC at the time of the said sale of substantially all of their assets or JJCC's Patch Products business, and not to any other products sold by the purchaser of JJCC's Patch Product business.  Except as set forth in Paragraph 4, JJCC may not sublicense the license rights granted under Paragraph 4 of this Agreement to any third-party.

16.           Counterparts.  This Agreement shall be executed in two (2) counterparts, whereby LecTec and JJCC shall each execute a duplicate original thereof, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, LecTec and JJCC have caused this Agreement to be executed by their duly authorized representatives, whose signatures appear below.

Johnson & Johnson Consumer Companies, Inc.

By:	/s/ Hugh G. Dineen	Date: December 18, 2009
Hugh G. Dineen

LecTec Corporation

By:	/s/ Judd Berlin	Date: December 18, 2009
Judd Berlin, Chief Executive Officer

**